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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form 8-A/A
                              Amendment No. 4
                       (to Registration Statement on
                       Form 8-A dated March 7, 1986)


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                            CBI INDUSTRIES, INC.
           (Exact name of registrant as specified in its charter)


                  Delaware                        36-3009343
(State of incorporation or organization)        (IRS Employer
                                             Identification No.)

800 Jorie Boulevard, Oak Brook, Illinois        60521-2268
(Address of principal executive offices)        (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class           Name of each exchange on which
      to be so registered           each class is to be registered

Preferred Stock Purchase Rights     New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:
                                    None

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      The Company hereby amends Item 1 of its Registration Statement on
Form 8-A, dated March 7, 1986, as amended to date (the "Prior Form 8-A"), by adding the information set forth below under the caption "Amendment to the Rights Agreement." The Company also amends Item 2 by adding the Amendment to the Rights Agreement as an Exhibit thereto. Terms used but not defined herein shall have the meaning set forth in the Prior Form 8-A, which is incorporated herein by reference.

ITEM 1.     DESCRIPTION OF THE REGISTRANT'S SECURITIES TO BE
            REGISTERED

Amendment to the Rights Agreement

      On January 18, 1996, the Company and the Rights Agent entered into an Amendment (the "Amendment") to the Rights Agreement. The Amendment amends the definition of (i) "Distribution Date" such that it shall be such date as may be determined by action of the board of directors of the Company and
(ii) "Exempt Person" such that Praxair, Inc., a Delaware corporation and any subsidiary of Praxair (including PX Acquisition Corp., a Delaware corporation) are included as "Exempt Persons".

      A copy of the Amendment is attached as Exhibit 1 hereto and is incorporated herein by reference. The foregoing description of the Rights, as amended, does not purport to be complete and is qualified it its entirety by reference to the Amendment and the Rights Agreement.

ITEM 2.     EXHIBITS

      The following exhibit is filed as part of this Registration
Statement:

1. Amendment to Rights Agreement dated as of January 18, 1996 to an Amendment and Restatement of a Rights Agreement dated August 8, 1989, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent.

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                                 SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  January 25, 1996
                                          CBI INDUSTRIES, INC.




                                     By:  /s/ Charlotte C. Toerber
                                          Name:  Charlotte C. Toerber
                                          Title: Associate General
                                                 Counsel & Secretary

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                                                                  Exhibit 1

                       AMENDMENT TO RIGHTS AGREEMENT


            AMENDMENT, dated as of January 18, 1996 (this "Amendment"), of an Amendment and Restatement of a Rights Agreement, dated as of August 8, 1989 (as amended to date, the "Agreement") between CBI Industries, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent"). Terms used but not defined in this Amendment shall have the meaning set forth in the Agreement.

                           W I T N E S S E T H :

            WHEREAS, on March 4, 1986, the Board authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding on the Record Date, and contemplates the issuance of one Right (subject to adjustment) for each share of Common Stock of the Company issued (whether from the treasury or as an initial issuance) between the Record Date and the Distribution Date and in certain circumstances thereafter, each Right representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the Certificate of Designation, Preferences and Rights attached as Exhibit A to the Agreement;

            WHEREAS, the Board previously authorized, and the Company and the Rights Agent executed, amendments to the Agreement, dated December 20, 1994 and March 8, 1995;

            WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its stockholders and that it is necessary and desirable to effectuate the purposes of the Agreement that the Agreement be amended as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

            1. Paragraph 1.15 of Section 1 of the Agreement is hereby replaced in its entirety by the following sentence:

            "Exempt Person" shall mean the Company, any Subsidiary of the Company, Praxair, Inc., a
            Delaware corporation ("Praxair"), any Subsidiary of Praxair (including PX Acquisition Corp., a Delaware corporation),

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            any employee benefit plan (including any employee
            stock plan) of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan.

            2. The first sentence of Paragraph 3.1 of Section 3 of the Agreement is hereby replaced in its entirety by the following sentence:

            Until the close of business on the date
            ("Distribution Date") which shall be such date as may be determined by action of the Board, the Rights will be evidenced by the certificates for Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).

            3. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment. The Rights Agent shall not be under any responsibility in respect of the validity of this Amendment or the execution and delivery hereof (except the due execution hereof by the Rights Agent).

            4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended by this Amendment.

            5. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate

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seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                   CBI INDUSTRIES, INC.


/s/ Charlotte C. Toerber                  /s/ Alan J. Schneider
Name:  Charlotte C. Toerber               Name:  Alan J. Schneider
Title: Associate General                  Title: Chief Financial Officer
       Counsel & Secretary



Attest:                                   FIRST CHICAGO TRUST COMPANY
                                          OF NEW YORK


/s/ Joanne Gorostiola                     /s/ Ralph Persico
Name: Joanne Gorostiola                   Name:  Ralph Persico
Title: Assistant Vice President           Title: Customer Service
                                                 Officer